Exhibit 99.1

Contact:	Robert Jaffe Investor Relations PondelWilkinson Inc. 310-279-5980 zqk@quiksilver.com

Quiksilver Reports Fiscal 2012 Full-Year, Fourth Quarter Financial

Results

—Full-year Revenues Increase to $2.0 Billion, Up 7% in Constant Currency—

Huntington Beach, California, December 13, 2012—Quiksilver, Inc. (NYSE:ZQK) today announced operating results for the fiscal 2012 full year and fourth quarter ended October 31, 2012.

“We are pleased, despite economic headwinds in certain markets, especially Europe and Australia, that revenues for fiscal 2012 increased across all three regions, all three major brands and all three distribution channels, in constant currency,” said Robert B. McKnight, Jr., Chairman of the Board, Chief Executive Officer and President of Quiksilver, Inc.

“We remain focused on our three core long-term initiatives, which are strengthening our brands, increasing global sales and driving operational efficiencies. Our brands received excellent exposure this year due to the success of our key athletes, who continue to dominate in our core sports. Our focus on sales resulted in continued growth for the Quiksilver and Roxy brands, as well as strong growth in our DC brand, our e-commerce business and our emerging markets. And, we made measurable progress in operating efficiency by controlling expenses, as seen in the reduction in fourth quarter SG&A as a percentage of sales.”

Please refer to the accompanying tables for a reconciliation of GAAP results to certain non-GAAP results for the full year and fourth quarter, net revenues in historical and constant currency, and a definition of our emerging markets.

Fiscal 2012 Full Year Review:

The following comparisons refer to fiscal 2012 versus fiscal 2011.

Net revenues grew 3% to $2.01 billion compared with $1.95 billion, and grew 7%, or $125 million, in constant currency.

•	Americas net revenues increased 8% to $992 million from $914 million, and were up 10% in constant currency.

•	Europe net revenues decreased 7% to $711 million from $761 million, and were up 1% in constant currency.

•	Asia Pacific net revenues increased 13% to $307 million from $272 million, and were up 12% in constant currency.

Gross margin was 49% of net revenues compared with 52%, primarily driven by increased clearance sales within our wholesale channel, higher levels of discounting in our retail channel, changes in the geographical composition of net revenues, higher input costs, and unfavorable foreign exchange rate comparisons.

Quiksilver, Inc. Reports Fourth Quarter Fiscal 2012 Financial Results

December 13, 2012

SG&A expense increased 2% to $916 million compared with $896 million, primarily due to increased e-commerce expenses and higher non-cash stock compensation expenses, partially offset by reduced marketing expenses and other expense reductions implemented during fiscal 2012. SG&A expenses decreased as a percentage of net revenues by 40 basis points to 46% of net revenues.

Net loss attributable to Quiksilver, Inc. was $11 million, or $0.07 per share, compared with $21 million, or $0.13 per share.

Pro-forma income, which excludes $18 million and $47 million of net after-tax charges, was $7 million and $25 million, or $0.04 and $0.14 per diluted share, respectively.

Pro-forma Adjusted EBITDA was $153 million compared with $192 million.

Fiscal 2012 Net Revenue Highlights:

Net revenues increased (in constant currency) across all three major brands, all three regions, and all three distribution channels compared with fiscal 2011. In addition, emerging markets generated net revenue growth of 28%.

Brands (constant currency):

•	Quiksilver increased 3% to $794 million;

•	Roxy increased 4% to $524 million; and,

•	DC increased 12% to $594 million.

Distribution channels (constant currency):

•	Wholesale increased 3% to $1.5 billion;

•	Retail increased 7% to $454 million. Full-year same store sales in company-owned retail stores grew 4% on a global basis; and,

•	E-commerce increased 155% to $87 million.

Fiscal 2012 Fourth Quarter Review:

The following comparisons are between the fourth quarters of fiscal 2012 and fiscal 2011.

Net revenues grew 3% to $559 million compared with $545 million, and grew 6%, or $34 million, in constant currency.

•	Americas net revenues increased 12% to $279 million from $250 million, and were up 13% in constant currency.

•	Europe net revenues decreased 9% to $192 million from $213 million, and were down 2% in constant currency.

•	Asia Pacific net revenues increased 6% to $87 million from $82 million, and were up 7% in constant currency.

Quiksilver, Inc. Reports Fourth Quarter Fiscal 2012 Financial Results

December 13, 2012

Gross margin was 46% of net revenues compared with 52%, primarily driven by increased clearance sales within our wholesale channel, lower margins on those sales, increased discounting within our retail channel, unfavorable foreign exchange rate comparisons, and changes in the geographical composition of net revenues.

SG&A expense decreased 5% to $236 million compared with $248 million, primarily driven by reductions in marketing expenses and other expense reductions implemented during fiscal 2012. These reductions were partially offset by increased e-commerce expenses associated with the growth of our online business. SG&A expenses decreased as a percentage of net revenues by 320 basis points to 42% of net revenues.

Net income attributable to Quiksilver, Inc. was $4 million, or $0.02 per diluted share, compared with $68 million, or $0.38 per diluted share.

Pro-forma income, which excludes $8 million of net after-tax charges and $59 million of net after-tax income, respectively, was $13 million compared with $8 million, or $0.07 and $0.05 per diluted share, respectively.

Pro-forma Adjusted EBITDA was $40 million compared with $54 million.

Fiscal 2012 Fourth Quarter Net Revenue Highlights:

Net revenues increased (in constant currency) across all three distribution channels, as well as in the DC and Roxy brands, and in the Americas and Asia Pacific regions compared with the fourth quarter of fiscal 2011. In addition, emerging markets generated net revenue growth of 27%.

Brands (constant currency):

•	Quiksilver decreased 5% to $200 million;

•	Roxy increased 2% to $135 million; and,

•	DC increased 18% to $187 million.

Distribution channels (constant currency):

•	Wholesale increased 4% to $430 million;

•	Retail increased 4% to $107 million. Fourth quarter same store sales in company-owned retail stores grew slightly; and,

•	E-commerce increased 148% to $22 million.

About Quiksilver:

Quiksilver, Inc. is one of the world’s leading outdoor sports lifestyle companies. Quiksilver designs, produces and distributes a diversified mix of branded apparel, footwear and accessories. The company’s apparel and footwear brands, inspired by the passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with its boardriding culture and heritage. The company’s Quiksilver, Roxy, DC, Lib Tech and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and

Quiksilver, Inc. Reports Fourth Quarter Fiscal 2012 Financial Results

December 13, 2012

snowboarding. The company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores, select department stores and through various e-commerce channels. Quiksilver’s corporate headquarters are in Huntington Beach, California.

Forward looking statements:

This press release contains forward-looking statements including but not limited to statements regarding the company’s three core long-term initiatives and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, and specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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NOTE: For further information about Quiksilver, Inc., please visit our website at www.quiksilverinc.com. We also invite you to explore our brand sites, www.quiksilver.com, www.roxy.com, www.dcshoes.com, www.lib-tech.com and www.hawkclothing.com.

QUIKSILVER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In thousands, except per share amounts	Three months ended October 31,		Fiscal Year Ended October 31,
	2012	2011	2012	2011
Revenues, net	$558,966	$545,201	$2,013,239	$1,953,061
Cost of goods sold	302,207	262,124	1,032,893	929,227

Gross profit	256,759	283,077	980,346	1,023,834
Selling, general and administrative expense	235,931	247,593	916,144	895,949
Asset impairments	6,678	11,763	7,234	86,373

Operating income	14,150	23,721	56,968	41,512
Interest expense	15,359	14,081	60,823	73,808
Foreign currency loss (gain)	3,032	5,775	(1,669)	(111)

(Loss) income before provision for income taxes	(4,241)	3,865	(2,186)	(32,185)
(Benefit) provision for income taxes	(7,356)	(64,252)	7,557	(14,315)

Net income (loss)	3,115	68,117	(9,743)	(17,870)
Net loss (income) attributable to non-controlling interest	1,244	(219)	(1,013)	(3,388)

Net income (loss) attributable to Quiksilver, Inc.	$4,359	$67,898	$(10,756)	$(21,258)

Net income (loss) per share attributable to Quiksilver, Inc.:
Basic	$0.03	$0.42	$(0.07)	$(0.13)
Diluted	$0.02	$0.38	$(0.07)	$(0.13)
Weighted average common shares outstanding:
Basic	165,227	163,117	164,245	162,430
Diluted	178,348	179,742	164,245	162,430

QUIKSILVER, INC. AND SUBSIDIARIES

INFORMATION RELATED TO OPERATING SEGMENTS (UNAUDITED)

In thousands	Three months ended October 31,		Fiscal Year Ended October 31,
	2012	2011	2012	2011
Revenues, net:
Americas	$279,106	$249,788	$991,625	$914,406
Europe	192,348	212,522	710,852	761,100
Asia/Pacific	86,899	81,843	307,141	272,479
Corporate operations	613	1,048	3,621	5,076

	558,966	545,201	2,013,239	1,953,061
Gross Profit:
Americas	$118,130	$117,575	$429,868	$425,607
Europe	95,039	121,644	393,944	453,727
Asia/Pacific	43,472	42,973	156,833	144,815
Corporate operations	118	885	(299)	(315)

	256,759	283,077	980,346	1,023,834
SG&A Expense:
Americas	$91,653	$104,804	$362,322	$360,921
Europe	87,375	89,999	337,535	340,387
Asia/Pacific	42,259	38,988	157,247	147,949
Corporate operations	14,644	13,802	59,040	46,692

	235,931	247,593	916,144	895,949
Asset Impairments:
Americas	$4,711	$3,426	$5,267	$3,891
Europe	560	1,331	560	1,331
Asia/Pacific	1,407	7,006	1,407	81,151
Corporate operations	—	—	—	—

	6,678	11,763	7,234	86,373
Operating Income (Loss):
Americas	$21,766	$9,345	$62,279	$60,795
Europe	7,104	30,314	55,849	112,009
Asia/Pacific	(194)	(3,021)	(1,821)	(84,285)
Corporate operations	(14,526)	(12,917)	(59,339)	(47,007)

	14,150	23,721	56,968	41,512

The Company's references to emerging markets in this press release refer to net revenues generated in Brazil, Mexico, Korea, China, Indonesia, Taiwan and Russia collectively.

QUIKSILVER, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP PRO-FORMA INCOME RECONCILIATION (UNAUDITED)

In thousands, except per share amounts	Three months ended October 31, (1)		Fiscal Year Ended October 31, (1)
	2012	2011	2012	2011
Net income (loss) attributable to Quiksilver, Inc.	$4,359	$67,898	$(10,756)	$(21,258)
Restructuring charges, net of tax of $1,586, $0, $2,719, and $0, respectively	6,223	8,038	15,415	5,920
Non-cash asset impairments, net of tax of $233, $328, $265, and $328, respectively	6,445	11,435	6,969	86,045
Gain on retail store closures, net of tax of $(1,819), $(1,184), $(1,819), and $(2,627), respectively	(4,245)	(2,403)	(4,245)	(5,334)
Effect of APAC tax valuation allowance	—	(7,266)	—	18,714
FIN 48 tax adjustment	—	(69,285)	—	(69,285)
Non-cash interest charges, net of tax of $0, $0, $0, and $4,618, respectively	—	—	—	10,691

Pro-forma income	12,782	8,417	7,383	25,493
Pro-forma income per share:
Basic	$0.08	$0.05	$0.04	$0.16
Diluted	$0.07	$0.05	$0.04	$0.14
Weighted average common shares outstanding:
Basic	165,227	163,117	164,245	162,430
Diluted	178,348	179,742	178,907	182,049

(1)	Certain prior year and prior quarter amounts have been reclassified to be consistent with current financial statement presentation.

QUIKSILVER, INC. AND SUBSIDIARIES

ADJUSTED EBITDA & PRO-FORMA ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

In thousands	Three months ended October 31,		Twelve Months Ended October 31,
	2012	2011	2012	2011
Net income (loss) attributable to Quiksilver, Inc.	$4,359	$67,898	$(10,756)	$(21,258)
(Benefit) provision for income taxes	(7,356)	(64,252)	7,557	(14,315)
Interest expense	15,359	14,081	60,823	73,808
Depreciation and amortization	13,795	15,105	53,232	55,259
Non-cash stock-based compensation expense	5,280	4,498	22,552	14,414
Non-cash asset impairments	6,678	11,763	7,234	86,373

Adjusted EBITDA	38,115	49,093	140,642	194,281
Restructuring and other special charges (1)	1,745	4,451	12,070	(2,041)

Pro-forma Adjusted EBITDA	39,860	53,544	152,712	192,240

(1)	Certain prior year and prior quarter amounts have been reclassified to be consistent with current financial statement presentation.

Definition of Adjusted EBITDA and Pro-forma Adjusted EBITDA:

Adjusted EBITDA is defined as net income (loss) attributable to Quiksilver, Inc. before (i) interest expense, (ii) (benefit) provision for income taxes, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense and (v) non-cash asset impairments. Pro-forma Adjusted EBITDA is defined as Adjusted EBITDA excluding restructuring and other special charges (including, but not limited to, non-operating charges for gains and losses on lease exit activities as well as severance and other employee termination costs as a result of downsizing and reorganization). Adjusted EBITDA and Pro-forma Adjusted EBITDA are not defined under generally accepted accounting principles (“GAAP”), and may not be comparable to similarly titled measures reported by other companies. We use Adjusted EBITDA and Pro-forma Adjusted EBITDA, along with other GAAP measures, as measures of profitability because Adjusted EBITDA and Pro-forma Adjusted EBITDA compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets, the accounting methods used to compute depreciation and amortization, the existence or timing of asset impairments and the effect of non-cash stock-based compensation expense. We believe EBITDA is useful to investors as it is a widely used measure of performance and the adjustments we make to EBITDA provide further clarity on our profitability. We remove the effect of non-cash stock-based compensation from our earnings which can vary based on share price, share price volatility and the expected life of the equity instruments we grant. In addition, this stock-based compensation expense does not result in cash payments by us. We remove the effect of asset impairments from Adjusted EBITDA for the same reason that we remove depreciation and amortization, as it is part of the non-cash impact of our asset base. We also remove from Pro-forma Adjusted EBITDA the impact of certain non-operating charges for gains and losses on lease exit activities as well as severance and other employee termination costs as these costs are not typically part of normal, day-to-day operations. Adjusted EBITDA and Pro-forma Adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, the effect of our expenditures for capital assets and certain intangible assets, the effect of non-cash stock-based compensation expense and the effect of non-cash asset impairments.

SUPPLEMENTAL EXCHANGE RATE INFORMATION

(Unaudited)

In order to better understand growth rates in our operating segments, we make reference to constant currency. Constant currency reporting improves visibility into actual growth rates as it adjusts for the effect of variances in foreign currency exchange rates from period to period. Constant currency is calculated by taking the ending foreign currency exchange rate (for balance sheet items) or the average foreign currency exchange rate (for income statement items) used in translation for the current period and applying that same rate to the prior period. The following table presents net revenues by segment in both historical currency and constant currency for the three months ended October 31, 2012 and 2011 (in thousands):

	Americas	Europe	Asia/Pacific	Corporate	Total
Net revenues in historical currency (as reported)
October 31, 2011	$249,788	$212,522	$81,843	$1,048	$545,201
October 31, 2012	279,106	192,348	86,899	613	558,966
Percentage increase (decrease)	12%	(9%)	6%		3%

Net revenues in constant currency (current year exchange rates)
October 31, 2011	247,942	195,460	80,908	1,028	525,338
October 31, 2012	279,106	192,348	86,899	613	558,966
Percentage increase (decrease)	13%	(2%)	7%		6%

The following table presents net revenues by segment in both historical currency and constant currency for the fiscal years ended October 31, 2012 and 2011 (in thousands):

	Americas	Europe	Asia/Pacific	Corporate	Total
Net revenues in historical currency (as reported)
October 31, 2011	$914,406	$761,100	$272,479	$5,076	$1,953,061
October 31, 2012	991,625	710,852	307,141	3,621	2,013,239
Percentage increase (decrease)	8%	(7%)	13%		3%

Net revenues in constant currency (current year exchange rates)
October 31, 2011	903,683	705,682	273,392	5,018	1,887,775
October 31, 2012	991,625	710,852	307,141	3,621	2,013,239
Percentage increase	10%	1%	12%		7%

QUIKSILVER, INC. AND SUBSIDIARIES

CONSOLIDATED SELECTED BALANCE SHEET INFORMATION (UNAUDITED)

In thousands	October 31, 2012	October 31, 2011
Cash and cash equivalents	$41,823	$109,753
Trade accounts receivable, net	433,743	397,089
Inventories	344,746	347,757
Lines of credit and long-term debt	757,969	747,686